Exhibit 23.2

               CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


TO: Cavalcade of Sports Media, Inc.

As independent certified public accountants, we hereby consent to the incorporation by reference in the Annual Report on Form 10-KSB under the Securities Exchange Act of 1934 of Cavalcade of Sports Media, Inc. for the year ended December 31, 2001 of our report dated April 12, 2002 and contained in the Registration Statement No. 333-101644 of Cavalcade of Sports Media, Inc. Form S-8 under the Securities Act of 1933 insofar as such report relates to the financial statements of Cavalcade of Sports Media, Inc. for the year ended December 31, 2001.

/s/Russell Bedford Stefanou Mirchandani LLP
   Russell Bedford Stefanou Mirchandani LLP


McLean, Virginia
May 7, 2003